UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
November 13, 2017

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12183	11-2644611
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4 Manhattanville Road, Suite 106, Purchase, NY 10577
(Address of principal executive offices, zip code)
(914) 468-4009
(Issuer’s telephone number)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Jack McCarthy, the Chief Commercialization Officer of Bovie Medical Corporation (the “Company”), was terminated without cause from his position with the Company effective November 6, 2017.

The Company does not intend to replace the Chief Commercialization Officer role at this time.

Item 8.01 - Other Events

On November 6, 2017, Todd Hornsby was appointed as the Company’s Vice President and General Manager of Advanced Energy, a newly created position. Mr. Hornsby joined the Company in August 2014 as Vice President of Sales and has been a senior member of the commercialization team for J-Plasma. In his new role, he will assume responsibility for all activities in the Company’s Advanced Energy segment including commercialization of J-Plasma.

The Company will recognize approximately $525,000 of separation related expense in the fourth quarter of 2017 and is updating its fiscal year 2017 guidance expectations to reflect the financial impact. The Company now expects a GAAP net loss of approximately $5.0 million, compared to a loss of $4.5 million, and an adjusted EBITDA loss in a range of $3.3 million to $3.5 million, compared to adjusted EBITDA loss in a range of $2.8 to $3.0 million in our prior guidance range.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2017	By:	/s/ Robert L. Gershon
Robert L. Gershon
Chief Executive Officer

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